Exhibit 10(a)

UPON RECORDATION RETURN TO:

Pension Benefit Guaranty Corporation
Office of the General Counsel
1200 K Street, N.W.
Washington, D.C. 20005
Attention: Lois Parks, Esq.

Prepared by: Karen Scanna, Esq.

MORTGAGE

     THIS MORTGAGE, made the 28th day of April, 2004 by RAYBESTOS PRODUCTS COMPANY, a Delaware corporation, having an office c/o Raytech Corporation, Suite 295, Four Corporate Drive, Shelton, CT 06484-6420 [Attention: John B. Devlin, Chief Financial Officer, telefacsimile # (203) 925-8088] (the “Mortgagor”) to THE PENSION BENEFIT GUARANTY CORPORATION, a government corporation established under Title IV of the Employee Retirement Income Security Act of 1974, as amended, whose address is 1200 K Street, N.W., Washington, D.C. 20005 [telefacsimile # (202) 326-4112] (the “Mortgagee”). The Mortgagee hereby acts on behalf of, and for the benefit of, the Raymark Industries, Inc. Retirement Plan For Hourly Paid Employees and of the Retirement Plan For Hourly Paid Employees of Raymark Industries, Inc. Marshville Plant (collectively, the “Pension Plans”).

Background

     A. The Mortgagor is the owner of the parcel of real property located in Montgomery County, Crawfordsville, Indiana, as more particularly described on Schedule A attached hereto.

     B. Raytech Corporation (“Raytech”), the holder (directly or indirectly) of one hundred percent (100%) of the equity interests in the Mortgagor, is the sponsor of the Pension Plans.

     C. Pursuant to the terms of that certain letter dated November 8, 2002, from the Internal Revenue Service (the “IRS”) to Raytech, the IRS granted funding waivers to the Pension Plans for the plan years ended December 31, 2000 (the “Waivers”), and conditioned the Waivers on, inter alia, a security interest acceptable to the Mortgagee being granted to the Pension Plans.

     D. The amount to be secured by any such security interest is, at any time, the unamortized balance of the Waivers (the “Waiver Balance”) as determined in accordance with the Internal Revenue Code, regulations thereunder, and other written guidance issued from time to time by the IRS (collectively, the “Code”).

Granting Clause

     To secure in part the Waiver Balance, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor hereby mortgages and warrants, and does hereby grant and release, to the Mortgagee for the benefit of the Pension Plans, all of the right, title and interest of the Mortgagor in and to the following (all of which is collectively referred to as the “Mortgaged Property”):

     the property described in Schedule A annexed hereto including all easements and appurtenances thereto and all right, title and interest of the Mortgagor in and to the land lying in the streets and roads in front of and adjoining said property (collectively the “Land”);

     all structures or buildings now or hereafter located upon the Land (the “Buildings”; the Land and the Buildings are sometimes collectively referred to herein as the “Premises”), but specifically excluding all Personal Property. As used herein, “Personal Property” includes, but is not limited to, inventory, equipment and such personal property as has or may from time to time become affixed to or be located on, wholly or in part, the Premises, but excludes plumbing and electrical fixtures, heating, ventilation and air conditioning, wall and floor coverings, walls or ceilings and other fixtures not constituting trade fixtures on or in the Premises;

     all leases of the Premises or portions thereof now or hereafter earned into including the right to receive and collect rent thereunder as provided in this Mortgage and all right, title and interest of the Mortgagor in and to cash or security deposits thereunder.

     TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee forever provided that when the Waiver Balance has been reduced to zero, the estate granted by this Mortgage shall cease and terminate.

     1. The Mortgagor hereby covenants with the Mortgagee as follows:

          (a) The Mortgagor will comply with its obligations under the Waivers in accordance with the terms thereof, and will pay the Waiver Balance in accordance with the requirements of the Waivers and of Section 412 of the Code.

          (b) The Mortgagor warrants that Mortgagor has good record title to the Premises in fee simple and good record title to the rest of the Mortgaged Property. Mortgagor shall warrant, defend and preserve such title and the lien of this Mortgage thereon against all claims and demands of all persons and entities. Except for the lien of this Mortgage, the Mortgagor shall not mortgage nor otherwise encumber the Mortgage Property, nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse, except (i) liens securing the payment of taxes, either not yet overdue or the validity of which is being contested in good faith by appropriate proceedings available to the Mortgagor and diligently pursued; (ii) nonconsensual statutory liens arising in the ordinary course of business of the Mortgagor to the extent that such liens secure indebtedness that is not overdue; and (iii) security interests and liens in the Fixtures, held by and in favor of Congress Financial Corporation (New England) (or any successor to the business of Congress Financial Corporation (New England)) pursuant to a Loan and Security Agreement dated September 28, 2000, as the same has been and may hereafter be amended.

          (c) The Mortgagor will (i) keep the Buildings insured for the benefit of the Mortgagee, acting for the benefit of the Pension Plans, against loss by fire, lightning, windstorm, tornado, water damage, flood, earthquake, and such other further risks and hazards as now are or subsequently may be covered by an “all risk” policy or a fire policy covering “special” causes of loss; (ii) within twenty (20) days after written request by the Mortgagee, deliver the policies of insurance to the Mortgagee; and (iii) within twenty (20) days after written demand by the Mortgagee, reimburse the Mortgagee for any premiums paid for insurance purchased by the Mortgagee on the Mortgagor’s default in so insuring the Buildings or in so delivering the policies.

          (d) The Buildings shall not be removed or demolished without the consent of the Mortgagee.

          (e) The Mortgagor will pay all taxes, assessments or water and sewer charges affecting the Premises on or before the date that the same shall be due and payable, and in default thereof, the Mortgagee may pay such amounts and increase the amount of this Mortgage accordingly.

          (f) The Mortgagor, within ten (10) business days after written request by the Mortgagee, will furnish a written statement, duly certified by the enrolled actuary for the Pension Plans, of the amount of the Waiver Balance and all amounts that have been contributed to the Pension Plans in the twelve (12) month period immediately preceding such request by the Mortgagee.

     2. The whole of the indebtedness secured by this Mortgage shall become due at the option of the Mortgagee: after default in Mortgagor’s obligations under the Waivers for twenty (20) days after notice and demand; or after default in the payment of any tax, water rate or assessment for twenty (20) days after notice and demand; or after default after delivering the policies insuring the Buildings in accordance with the terms of Paragraph 1(b) above or in reimbursing the Mortgagee for premiums paid for such insurance in accordance with the terms of said Paragraph 1(b); or after default in furnishing a statement in accordance with the terms of Paragraph 1(e) above.

     3. Foreclosure Proceedings.

          (a) All expenses which may be paid or incurred by or on behalf of the Mortgagee in connection with the foreclosure of this Mortgage for reasonable attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs and cost of procuring all title searches, policies and examinations and similar data and assurances with respect to title as the Mortgagee reasonably may deem necessary to prosecute such suit shall constitute advancements under this Mortgage, shall be immediately due and payable by the Mortgagor, and shall be allowed and included as indebtedness in the judgment for sale.

          (b) Upon the commencement of any proceedings to foreclose this Mortgage, the Mortgagee shall be entitled forthwith to the appointment of a receiver or receivers, as a matter of right, without the giving of notice to any other party, without regard to the adequacy or inadequacy of any security for the indebtedness secured hereby and without the requirement of any bond. The Mortgagee shall be entitled to recover judgment either before or after or during the pendency of any proceedings for the enforcement of this Mortgage. The right of the Mortgagee to recover such judgment shall not be affected by the exercise of any other right, power or remedy for the enforcement of this Mortgage, or the foreclosure of the lien of this Mortgage.

          (c) Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, the Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, the Mortgagee may make settlement for the purchase price by crediting upon the Waiver Balance or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which the Mortgagee is authorized to deduct under this Mortgage.

     4. All notices and other communications hereunder shall be furnished in writing, by personal service, U.S. mail, private courier service, or by facsimile, and shall be addressed or transmitted to the party or parties to be notified in accordance with their respective addresses or telefacsimile numbers on page 1 of this Mortgage, or to such other addresses or numbers as either party may specify in writing to the other. All notices hereunder shall be deemed to have been validly served, given or delivered (i) when personally delivered, (ii) five (5) days after deposit in the U.S. mail, by certified mail with return receipt request and postage prepaid, (iii) one (1) day after delivery to any overnight private courier service or (iv) when sent by facsimile transmission facility if receipt thereof is acknowledged by like transmission, whichever is applicable.

     5. Upon the payment by Raytech of all contributions to the Pension Plans necessary to reduce the Waiver Balance to zero, the Mortgagor and/or Raytech shall deliver a written certification by the enrolled actuary of the Pension Plans to that fact, and the Mortgagee shall deliver such documents and take such steps as are reasonably necessary to relinquish or cancel this Mortgage and to terminate this Mortgage of record.

     6. Miscellaneous.

          (a) This Mortgage constitutes the entire agreement of the Mortgagee and the Mortgagor and can only be amended in a writing signed by both the Mortgagee and the Mortgagor.

          (b) The Mortgagee’s right to pursue any right or remedy available pursuant to this Mortgage or at law shall be unaffected by any oral waiver and a waiver of any such right or remedy, to be effective, must be in writing and executed by the Mortgagee.

          (c) No delay or omission by the Mortgagee in exercising any right or power set forth herein or at law shall constitute a waiver thereof.

          (d) In the event any provision of this Mortgage shall be held to be invalid, illegal or unenforceable, such provisions shall not affect any other provision of this Mortgage and, at the option of the Mortgagee, this Mortgage shall be construed as if such provision had not been contained herein.

          (e) Each and every right, power and remedy conferred upon or reserved to the Mortgagee in this Mortgage is cumulative and shall be in addition to every other right, power and remedy given in this Mortgage or now or hereafter existing at law or in equity.

          (f) The Mortgagor and the Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. The Mortgagor hereby waives all rights to interpose any counterclaim (other than a compulsory counterclaim) in any suit brought by the Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding, to the extent not required by any applicable rule of trial procedure.

          IN WITNESS WHEREOF, this Mortgage has been executed by the undersigned the day and year first above mentioned.

RAYBESTOS PRODUCTS COMPANY

By:

Name:
Title:

STATE OF CONNECTICUT	)
) ss.:
COUNTY OF	)

     Before me, a Notary Public in and for the State of                     personally appeared                                                          , the                                        of Raybestos Products Company, a                                                            , who acknowledged execution of the foregoing Mortgage as such                                        for and on behalf of said                                       .

     Witness my hand and Notarial Seal this                                       day of                                       , 20                    .

(Signature)

, Notary Public

(Printed)

My commission expires:

This instrument prepared by Karen Scanna, Attorney at Law.

Return to:

Pension Benefit Guaranty Corporation
Office of the General Counsel
1200 K Street, N.W.
Washington, D.C. 2005
Attention: Lois Parks, Esq.

SCHEDULE A

LEGAL DESCRIPTION

     Being a part of the northwest quarter of the southwest quarter of section 33, township 19 north, range 4 west, Montgomery County, Crawfordsville, Indiana, and described, to-wit:

     Beginning at a point on the east line of the Penn Central Railroad (formerly Pennsylvania), said point being north 90° 00’ 00” east 30.00 feet of the southwest corner of the northwest quarter said above, and running thence north 00° 00’ 00” east 1054.00 feet to a point; thence north 90° 00’ 00” east 1214.68 feet; thence south 00° 35’ 50” east 1089.12 feet to the old centerline of Old Lebanon Road, witness the north highway right-of-way line north 00° 35’ 50” west 16.56 feet; thence along the centerline of the Old Lebanon Road south 58° 45’ 02” west 1434.66 feet to the east line of the said Penn Central Railroad, witness the north highway right-of-way line north 00° 00’ 00” east 24.05 feet; thence north 00° 00’ 00” east along said east line 780.12 feet to the point of beginning. Containing an area of 40.657 acres, more or less, and subject to a highway easement described as:

     Beginning at a point on the said east line of the Penn Central Railroad, said point being south 00° 00’ 00” east 756.07 feet from the intersection of the south line of the said northwest quarter and said east line, and running thence north 57° 00’ 18” east 1041.92 feet to an Indiana State Highway marker, said point being a point of curve, said curve being concave to the right with a radius of 1,415 feet and having a chord bearing north 64° 35’ 14” east 373.54 feet to an Indiana State Highway marker; thence north 55° 49’ 42” east 17.59 feet; thence south 00° 35’ 50” east 16.56 feet; thence south 58° 45’ 02” west 1434.66 feet to the said east line of the Penn Central Railroad; thence north 00° 00’ 00” east 24.05 feet to the point of beginning.

     Also, subject to an uncertain legal drain as noted on the plat, and a natural gas pipeline easement, and any other easements previously recorded.